EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 20th day of December 2022 (the “Effective Date”) by and between World Wrestling Entertainment, Inc. (“WWE” or the “Company”) and Paul Levesque  (“Levesque”).

WHEREAS, the parties hereto desire to set forth the terms of Levesque’s employment with WWE on an at-will basis in the capacity of Chief Content Officer pursuant to the terms of this Agreement; and

WHEREAS, by signing below, Levesque accepts and agrees to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.Term/At-Will Employment.

The parties agree that the term of this Agreement is effective as of the Effective Date and the term of this Agreement and Levesque’s employment hereunder shall remain in effect until terminated by Levesque or WWE earlier pursuant to the terms of this Agreement (the “Term”). However, Levesque’s employment shall, at all times, be on an at-will basis, so that either WWE or Levesque may terminate his employment, and this Agreement, with or without cause or reason, at any time; however, if Levesque intends to terminate his employment, he shall provide WWE with at least 60 days advance written notice. However, early termination of this Agreement shall be subject to the provisions below concerning post-termination payments to Levesque and/or reimbursements due WWE.

SECTION 2.Position and Duties.

(a)Levesque agrees to render services to WWE on a full-time basis as are consistent with the position of Chief Content Officer as determined in WWE’s discretion, and pursuant to the terms and conditions hereinafter set forth.  Levesque shall devote his full working time attention, and energies to the business affairs of WWE; and agrees to observe and comply with WWE’s rules and policies as adopted by WWE from time to time.

(b)Levesque shall report directly to, and be subject to the direction of, Stephanie McMahon-Levesque, Chairwoman and Co-Chief Executive Officer, and Nick Khan, Co-Chief Executive Officer.  Levesque’s base of work shall be in WWE’s Stamford, Connecticut headquarters; however, he shall also render services at such other places within or outside the United States as WWE may direct from time to time and as may be reasonably necessary to effectively fulfill his duties and responsibilities.

SECTION 3.Compensation & Benefits.

(a)Base Salary. Effective as of July 22, 2022,  Levesque’s base salary shall be $900,000.00 per annum, less applicable taxes and withholdings, payable on a bi-weekly basis in accordance with WWE’s standard payroll practices, subject to merit adjustments within the sole discretion of WWE (“Base Salary”).

(b)Incentive Bonus. During the Term, Levesque shall also be eligible to participate in the WWE Discretionary Bonus Plan and receive a discretionary annual bonus award thereunder (“Annual Bonus”). The funding of the plan is based upon WWE’s achievement of financial and/or strategic performance measures, as determined by WWE in its discretion. The bonus pool funding can increase, decrease or be forfeited based on the level of achievement of WWE’s and/or Levesque’s personal performance measures. Effective as of July 22, 2022, the target amount of Levesque’s Annual Bonus shall be 100% of the Base Salary. For purposes of calculating Levesque’s Annual Bonus for calendar year 2022, payment of Levesque’s Annual Bonus in respect of the period beginning January 1, 2022 through July 21, 2022 shall be calculated based on a target of 50% of Levesque’s annual rate of Base Salary effective during such period (i.e., based on the then-effective Base Salary of $730,000.00), and payment of Levesque’s Annual Bonus in respect of the period starting July 22, 2022 through December 31, 2022 shall be calculated based on a target of 100% of Levesque’s current Base Salary. The fact and amount of Levesque’s individual award will be determined based upon those factors indicated above, and again, at all times within WWE’s discretion. The bonus for any calendar year will be paid by March 15th of the subsequent calendar year. For the avoidance of doubt, except as otherwise provided herein, Levesque will not be eligible for any Annual Bonus, and no Annual Bonus or prorated Annual Bonus will be awarded, earned or payable to the extent Levesque is not employed and in good standing on the applicable bonus payment date.

(c)Booking Contract.  Levesque will continue to be eligible to receive payments pursuant to that certain Amended and Restated Booking Contract, dated as of March 30, 2006, as amended by that certain First Amendment to Amended and Restated Booking Contracted, dated as of May 9, 2016 (collectively, the “Booking Contract”), including, without limitation, the Minimum Annual Compensation” (as defined in the Booking Contract).

(d)WWE Equity.

(i)On or about October 3, 2022,  Levesque shall be granted a one-time special equity award of Performance Stock Units (PSUs) in respect of Class A Common Stock of WWE having a grant date target value of $8,000,000 (the “Special Grant”).  The Special Grant shall be determined based on WWE’s 30-day trailing average stock price ending on the date of grant.  These PSUs (less applicable taxes and other deductions required by law) will vest over a three-year performance measurement period ending September 30, 2025, at which time the PSUs, adjusted as a result of performance, will vest, subject to the applicable performance measures being met and certified to by WWE’s Compensation and Human Capital Committee.  These PSUs shall be at all times subject to and governed by the terms of WWE’s Omnibus Incentive Plan (“OIP”) and the award agreement thereunder  For the avoidance of doubt, the award agreement for the Special Grant shall provide for the claw-back and recovery of vested amounts due to accounting

2

restatements, violations of WWE’s corporate policies or any breaches of the restrictive covenants contained in the award agreement, the terms of this Agreement or any other agreement between Levesque and WWE.  In addition, these PSUs are subject to performance measures as determined by WWE’s Compensation and Human Capital Committee.  These PSUs, as well as future shares, may also be subject to WWE’s stock ownership guidelines, and at all times, all other terms and conditions of Levesque’s eligibility for equity shall be governed by the OIP.

(ii)During the Term, Levesque will also be eligible to participate in future stock programs that are offered to other key executives of WWE, including the Performance/Restricted Stock (PSU/RSU) program, at all times subject to WWE management’s and the Compensation and Human Capital Committee’s discretion. Further, all other terms and conditions of Levesque’s eligibility for equity shall be governed by the OIP and any applicable award agreements entered into thereunder. Effective as of calendar year 2023, Levesque’s equity grant shall have an annual target grant date value of $1.6 million.

(iii)Except as otherwise provided in the applicable award agreement and Section 4 herein, if Levesque voluntarily terminates his employment with WWE for any reason, or his employment with WWE is terminated by WWE for any reason, then any and all unearned or unvested WWE equity as set forth above shall be forfeited as of the last day of employment.

(e)Other Benefits.   During the Term, Levesque will be eligible for full company benefits on the first day of the month coincident or following his date of hire. WWE benefits include (but are not limited to): medical, dental, life and disability. Levesque will be automatically enrolled in WWE’s 401k plan at 3%. Should Levesque elect to opt out of the 401k auto-enrollment, please call Fidelity at 1-800-835-5097, after receipt of their confirmation letter. Subject to statutory limits, WWE currently matches to the 401k fifty percent (50%) of contributions up to six percent (6%) of salary. This match is subject to a one-year vesting and may be changed by WWE at any time within WWE’s sole discretion. As with all other employee benefits, these benefits are subject to change or deletion at any time within WWE’s discretion and without any particular advance notice.  In addition, when the Company’s aircraft is not in use for business purposes, the aircraft may be used for the personal travel of Levesque and members of his immediate family and their invited guests. For any personal use of the aircraft in accordance with this Section, Levesque shall pay amounts which cover all incremental cost(s) that otherwise would result to the Company from such use.

(f)Paid Time Off.   Vacation and personal leave accrual and use shall be subject to WWE’s policies as such policies may exist and/or be amended from time to time.

SECTION 4.Payments Upon Termination of Employment.

(a)Termination of Employment Due to Resignation, For Cause, Death or Disability.  If, prior to the end of the Term, Levesque’s employment is terminated by Levesque due to a resignation for any reason (except as otherwise provided in Section 4(c) below),  by WWE for Cause (as defined below), due to Levesque’s death or due to Levesque’s Disability (as defined below), with the sole exception of any accrued but unpaid Base Salary and any benefits to which Levesque may be entitled under any applicable plans and programs of WWE as of the termination

3

date (the “Accrued Benefits”), no payments upon termination will be due Levesque under this Agreement.

(b)Termination of Employment Without Cause Absent a Change in Control.  If, prior to the end of the Term, Levesque’s employment is terminated by WWE without Cause absent a Change in Control, WWE will pay or provide Levesque with severance benefits in accordance with the WWE Severance Policy attached hereto as Exhibit A (as may be amended from time to time), subject to Section 4(d) below.

(c)Termination of Employment Without Cause or For Good Reason In Connection with a Change in Control.  If, prior to the end of the Term, Levesque’s employment with WWE is terminated by WWE without Cause or by Levesque for Good Reason (as defined below), in either case, on the date of or within the two (2) year period following a Change in Control (as defined below) (each such termination of employment, a “Qualifying CIC Termination”), WWE will provide Levesque with the following benefits (which, for the avoidance of doubt, shall be in lieu of, and not in addition to, any benefits provided under the WWE Severance Policy), subject to Section 4(d) below:

(i)the Accrued Benefits;

(ii)a lump sum cash payment equal to one and a half (1.5) times his then-current Base Salary, payable on the sixtieth (60th) calendar day following the Qualifying CIC Termination;

(iii)a lump sum cash payment equal to one and a half (1.5) times Levesque’s target Annual Bonus opportunity for the year in which the Qualifying CIC Termination occurs, payable on the sixtieth (60th) calendar day following the Qualifying CIC Termination;

(iv)an Annual Bonus payment for the year in which the Qualifying CIC Termination occurs with the amount of such bonus, if any, based on actual performance, prorated for the portion of the calendar year that has lapsed prior to the Qualifying CIC Termination and payable in accordance with WWE’s standard practices regarding Annual Bonus payments;

(v)acceleration and 100% vesting of all then-outstanding equity awards, including without limitation, all special grants previously made to Levesque, and for any performance awards that have not previously vested, (x) any payout in respect of performance criteria that have not yet been attained as of the date of the Qualifying CIC Termination for any incomplete award period shall be determined based on 100% of target-level achievement and (y) any payout in respect of performance criteria that have been attained as of the date of the Qualifying CIC Termination for any incomplete award period shall be determined based on actual performance as of the date of such Qualifying CIC Termination in accordance with the terms and conditions of the applicable award agreement for such performance award; and

(vi)subject to Levesque’s timely election in accordance with COBRA and continued eligibility, continued coverage for eighteen (18) months following the Qualifying CIC Termination (or until Levesque becomes eligible for comparable coverage under the medical

4

health plans of a successor employer, if earlier) (the “CIC COBRA Benefit Period”) for Levesque and any eligible dependents under WWE’s group health insurance coverage in which Levesque and any such dependents participated in immediately prior to the date of the Qualifying CIC Termination, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for Levesque thereunder as of immediately prior to the date of Levesque’s termination of employment; provided that such coverage shall not be provided in the event WWE would be subject to any excise tax under Section 4980D of the Internal Revenue Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or to the extent not permitted by other applicable law, and in lieu of providing the coverage described above, WWE shall instead pay to Levesque a monthly cash payment in an amount equal to the portion of the monthly COBRA premiums WWE would have paid during the CIC COBRA Benefit Period, after taking into account any active employee cost-sharing or similar provisions in effect for Levesque, with such monthly payment being made on the last day of each month of the remainder of the CIC COBRA Benefit Period.

(d)Separation Agreement Requirement.  Payments described in Sections 4(b) and (c) above (other than the Accrued Benefits) are conditioned on Levesque’s execution of a standard separation agreement, which shall contain, among other provisions, a full release and waiver of claims or potential claims against WWE as therein defined, a confidentiality and non-disparagement provision and re-affirmation of all other post-employment obligations by Levesque, in the form provided by WWE, which separation agreement must be executed and irrevocable by the deadlines set by then applicable laws, but no later than the sixtieth (60th) day following the effective termination of employment, whichever is less.  Any payments or benefits otherwise payable during such period will accrue and be paid, without interest, on the first payroll date following such sixty (60)-day period.

(e)Definitions.

(i)“Cause” for purposes of this Agreement shall have the meaning set forth in the current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A).

(ii)“Change in Control” for purposes of this Agreement shall mean the occurrence of any of the following; provided, however, that a “Change in Control” shall have any “Change in Control” or similar definition contained in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) in any instance in which amounts are paid under a compensation agreement as a result of a Change in Control and such amounts are treated as deferred compensation under Code Section 409A:  (A) the acquisition in one or more transactions, other than from WWE, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Exchange Act”)), other than WWE, a WWE subsidiary or any employee benefit plan (or related trust) sponsored or maintained by WWE or a WWE subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of WWE securities aggregating 30% or more of the vote of all voting securities; (B) any change in the composition of the Board of Directors of WWE (the “Board”) within a 24-month period that results in more than fifty percent (50%) of the

5

independent members of the Board consisting of persons other than (x) those persons who were independent members of the Board at the beginning of such 24-month period and/or (y) persons who were nominated for election as independent members of the Board at a time when more than fifty percent (50%) of the Board consisted of persons who were independent members of the Board at the beginning of such 24-month period; provided, however, that any person nominated for election by the Board, more than fifty percent (50%) of whom consisted of persons described in clauses (x) and (y), shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in (x); (C) the consummation (i.e. closing) of a reorganization, merger or consolidation involving WWE, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the beneficial owners of WWE’s common stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than seventy percent (70%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of WWE’s common stock and outstanding voting securities immediately prior to such reorganization, merger or consolidation; (D) the consummation (i.e. closing) of a sale or other disposition of all or substantially all of the assets of WWE, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the beneficial owners of WWE’s common stock immediately prior to such sale, beneficially own, directly or indirectly, more than sixty percent (60%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity purchasing such assets in substantially the same proportion as their ownership of WWE’s common stock and outstanding voting securities immediately prior to such sale or disposition; (E) the consummation of any transaction described in (A) or (C) above, following which Vincent K. McMahon and his family (as defined in Section 267(c)(4) of the Internal Revenue Code) retain beneficial ownership of voting securities of, as applicable, WWE, its successor or the ultimate parent corporation or other entity of the chain of corporations or other entities which includes WWE or its successor, representing voting power that is less than that of any other individual, entity or group; or (F) a complete liquidation or dissolution of WWE.

(iii)“Disability” for purposes of this Agreement shall be defined as Levesque’s inability to perform the material responsibilities of his position with or without reasonable accommodation for a consecutive period of ninety (90) days in any one year period, or for a non-consecutive period of one hundred twenty (120) days in any one year period.

(iv)“Good Reason” for purposes of this Agreement shall mean, without Levesque’s prior written consent: (A) a reduction in Base Salary and/or target compensation; (B) a material change of title, authority, duties or responsibilities; (C) an adverse change in the reporting structure applicable to Levesque (i.e., a requirement that Levesque is required to report to any person(s) other than Stephanie McMahon-Levesque and/or Nick Khan); (D) a material breach by WWE or the successor of the terms and conditions of any employment or other compensation agreement with Levesque; (E) the failure to obtain an agreement from any successor to assume and agree to perform all equity and other compensatory agreements in the same manner and to the same extent as would be the case if no change had occurred (unless such assumption

6

occurs by operation of law); or (F) WWE’s failure to nominate Levesque for election to the Board and to use its best efforts to have Levesque elected to the Board.  Notwithstanding the foregoing, in the event Levesque asserts that one of the foregoing reasons exists for potential termination of employment, Levesque shall first provide WWE written notice specifying the nature of the reason and WWE will have at least thirty (30) days to cure or remedy the situation.  If Levesque has not terminated employment within ninety (90) days after the occurrence of such Good Reason situation or event that has not been cured or remedied by WWE, Levesque will be deemed to have waived the right to terminate on the basis of Good Reason with respect to the situation or event giving rise to Good Reason.

SECTION 5.Conditions of Employment.

(a)Further, Levesque’s continued employment shall be conditioned on: (i)  Levesque’s execution of this Agreement without modification; (ii)  execution and compliance with the Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B; and (iii)  compliance with WWE’s Intellectual Property Release & Waiver, Conflict of Interest and Code of Conduct, Email Acceptable Use Guidelines, Equal Opportunity and Non-Harassment Policy, Employee Handbook Policy, Policy Prohibiting Insider Trading, Social Media Policy, and Fitness Center Waiver of Liability agreements.

(b)WWE hereby notifies Levesque pursuant to federal law that: (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

SECTION 6.General Provisions.

(a)Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of the State of Connecticut. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7

(b)Complete Agreement. This Agreement, together with the attachments and documents referenced herein, supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c)Successors and Assigns. WWE’s rights under this Agreement may, without Levesque’s consent, be assigned by WWE, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of WWE. WWE will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of WWE expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that WWE would be required to perform it if no such succession had taken place. Levesque may not assign any of his rights and/or obligations under this Agreement without the prior written consent of WWE, and any such attempted assignment by Levesque without the prior written consent of WWE will be void.

(d)Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Connecticut without regard to its conflicts of law rules.

(e)Jurisdiction and Venue.

(i)Levesque irrevocably and unconditionally submits, for himself and his property, to the exclusive jurisdiction of the U.S. District Court for the District of Connecticut and the State Courts of Connecticut for any action or proceeding arising out of or relating to this Agreement.

(ii)The parties agree that the mailing by certified or registered mail, return receipt requested to both: (A) the other party; and (B) counsel for the other party, of any notice required under this Agreement, or of any process required by any such court, shall constitute valid and lawful notice or service of process against them, as applicable, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent a court holds such means to be unenforceable, each of the parties’ respective counsel shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by applicable law shall constitute valid and lawful service of process against the applicable party.

(f)Taxes; Section 409A Compliance. All payments under this Agreement or under any other WWE arrangement will be subject to applicable taxes and withholdings. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall WWE be liable for any additional tax, interest or penalty that may be imposed on Levesque by Code Section 409A or damages for failing to comply with Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of nonqualified deferred compensation subject to Code Section 409A

8

upon or following a termination of employment unless such termination is also a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from WWE and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with WWE under Treasury Regulation Section 1.409A-1(h)(3), and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if Levesque is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B)(i), then the following shall apply: (i) with regard to any payment that is considered nonqualified deferred compensation subject to Code Section 409A, as determined by WWE in its sole discretion, and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of: (A) the expiration of the six (6)-month period measured from the date of Levesque’s  “separation from service”; and (B) the date of his death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Levesque in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A,  Levesque’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Levesque and a duly authorized representative of WWE, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

9

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ACCEPTED AND AGREED:

By: /s/ PAUL LEVESQUE

      Paul Levesque

WORLD WRESTLING ENTERTAINMENT, INC.

By  /s/ SUZETTE RAMIREZ-CARR

Name:    Suzette Ramirez-Carr

Title:    EVP, Chief Human Resources Officer

and

By:   /s/ MAN JIT SINGH

Name:  Man Jit Singh

Title:    Chair of Compensation and Human Capital

            Committee

[Signature Page to Employee Agreement – Paul Levesque]

[Signature Page to Employee Agreement – Paul Levesque]

EXHIBIT A

WWE, INC. SEVERANCE POLICY

1.Purpose:

1.1In the event of an involuntary termination of employment due to a reduction in force, reorganization/restructuring, job elimination, or an involuntary termination of employment for reasons other than “cause” as defined below, WWE will provide severance benefits to the affected employee(s) in accordance with this severance policy (the “Policy”).  This Policy is effective as of March 24, 2014, and, with the exception of §4.4, below, it hereby supersedes and replaces any and all prior severance policies of the Company or representations of said policy’s severance amounts set forth in prior offer letters. This Policy shall be administered by the Company’s General Counsel or his/her delegate (the “Administrator”).

2.Eligibility:

2.1This Policy, which is intended to serve as the plan document as well as the summary plan description for the Policy, applies to all exempt and non-exempt, full-time employees of WWE or a subsidiary of WWE listed on Schedule A hereto (WWE and such subsidiaries collectively referred to in this Policy as “WWE” or the “Company”), which Schedule may be updated from time to time by the Administrator (as that term is defined below).  Part-time employees who work a minimum of thirty (30) hours per workweek on a regular, scheduled basis will also be eligible to receive severance as set forth herein.

2.2In order to be eligible for severance under this Policy, an employee must have completed twelve (12) continuous months of service with the Company.

2.3Except in extraordinary circumstances to be determined within the sole discretion of the Administrator, benefits under this Policy will not be provided with respect to terminations of employment for reasons not listed in the “Purpose” Section above.  For instance, but without limitation, severance will not be provided where the termination of employment is due to death, disability, voluntary resignation, retirement or “cause” (as that term is defined below).

3.Termination for Cause

3.1For purposes of this Policy, “cause” shall be determined by the Administrator, in its sole and absolute discretion, and shall be defined as follows:

a.Theft or inappropriate removal or possession of property or any other act of fraud, embezzlement or dishonesty;

b.Falsification of records;

c.Possession, distribution, sale, transfer, or use in the workplace, or working under the influence of, alcohol or illegal drugs;

d.Fighting or threatening violence in the workplace;

e.Insubordination or other disrespectful conduct;

f.Misuse or improper conduct leading to damage of employer-owned or vendor-            owned property;

g.Conviction of (or plea of guilty or no contest to) a crime that relates to and/or concerns the employee’s job functions, commission of a crime in the workplace, including at Company sponsored functions, or conviction of (or plea of guilty or no contest to) any felony;

h.Sexual or other harassment, discrimination or retaliation which is unlawful and/or which violates Company policy;

i.Possession of dangerous or unauthorized materials, such as, for example, explosives for firearms, in the workplace, including at Company sponsored functions;

j.Unauthorized disclosure of confidential or sensitive business information and/or any violation of Confidentiality agreement(s) executed by the employee;

k.Violation of safety rules or of any provision of the Company Code of Conductor Conflict of Interest policies;

l.Violation of any personnel policies of the Company or of any other Company workplace policy or procedure; and

m.Sub-standard job performance determined to rise to the level of constituting “cause” in the sole discretion of the Administrator, the applicable Department head, the Senior Vice President of Human Resources and the Chief of Staff, Chairman’s Office, provided that the Company gave the employee at least one written warning, including a description of the sub-standard job performance, and further provided that the Company provided the employee with at least a fifteen business day period in which to cure the unsatisfactory job performance, if such performance was capable of being cured.

n.Such other conditions or events that the Administrator, in its sole, good faith discretion, determines to constitute cause for termination of employment

3.2At all times, it is within the sole discretion of the Administrator to determine whether the employee’s termination of employment has been for “cause” as defined above, or otherwise whether this Policy applies to any particular termination.

3.3In addition, if a former employee who is determined to be eligible for benefits under this Policy is later determined by the Administrator to have engaged in conduct which, if known at the time, could have subjected such employee to termination based on “cause” as defined herein, or if such former employee breaches any obligation to the Company or otherwise causes harm to its business operations or reputation, then no further benefits will be paid to such former employee, and the Company will be entitled to immediate repayment of any and all severance benefits that were previously paid to such former employee, plus any and all costs and attorneys’ fees incurred by the Company in recouping such amounts.

4.Severance Amount:

4.1The amount of the severance is based on length of employment with WWE.  An employee eligible for severance under this Policy shall receive a severance amount equal to four (4) weeks of the employee’s base salary for each full year of service that the employee has worked at the Company.  Notwithstanding the foregoing, the minimum severance amount under this Policy shall be four (4) weeks of base salary and the maximum severance amount under this Policy shall be fifty-two (52) weeks of base salary.  Severance is calculated on base pay only (i.e., straight time wages excluding overtime, commissions, bonuses, other incentive compensation and benefits) and employees will typically receive severance as a salary continuation benefit (continued payments on scheduled paydays beginning when the separation agreement referenced below is effective).  The period of time during which severance is paid is referred to hereinafter as the “Severance Period.”

4.2During the Severance Period, eligible employees who are covered by WWE’s group health insurance coverage at the time of their termination from employment and elect to continue their coverage in accordance with COBRA will be required to pay only the employee share of the applicable monthly premium in order to continue such group health insurance coverage.  Such group health insurance coverage shall be on the same terms as were in place at the time of the employee’s termination, including, without limitation, in connection with the percentage of the employee’s contribution to the cost of such premiums, but shall be subject to change from time to time during the Severance Period if and when such terms change for then current WWE employees.  At the conclusion of the Severance Period, the employee shall be entitled at his/her own expense to continue coverage pursuant to COBRA or any applicable successor legislation.  No cash equivalent will be paid if an eligible employee declines such continued coverage for any reason.  Notwithstanding the foregoing, an employee shall not be eligible for the above-described COBRA arrangements if the employee is eligible for group health insurance coverage through other employment.

4.3An employee participating in WWE’s discretionary bonus program at the time of his or her termination, and only in the event the employee is not terminated prior to July 1 of the calendar year in which such termination is made effective, will also be eligible to receive a pro-rated bonus payment subject to the following rules.  This bonus payment shall be determined by WWE at the standard time that it determines then active employee bonuses, and payable at the standard time, and using the same factors which would otherwise be applied if the employee remained employed through that calendar year.  That bonus amount, if any, will then be pro-rated to the date of the employee’s last day of employment.  The employee will be advised of the applicable individual performance rating that will be applied prior to the execution of any release and waiver agreement referenced herein.

4.4Executive officers (senior vice presidents and above) with individual agreements which provide for severance will continue to be eligible to receive severance benefits under said individual agreements, unless the severance applicable under this Policy exceeds the amount of severance payable under such individual agreement, in which case the individual will receive the severance benefits payable hereunder in lieu of receiving the severance under the individual agreements.  A schedule of the names of said senior officers shall be maintained by Human Resources.

5.Conditions to Receipt of Severance:

5.1All severance offered under this Policy will be expressly conditioned on the employee’s execution of a written separation agreement that includes, at a minimum, a full and irrevocable release and waiver of any and all claims and potential claims of employee, along with other standard provisions in a form acceptable to WWE.

6.Additional Terms:

6.1Like all other policies, WWE reserves the right to revise or terminate this Policy at its discretion and without advance notice.  Also as with all other policies, nothing in this Policy shall be interpreted as altering the at-will status of employment, nor as creating a contract, express or implied.  This Policy will at all times be entirely unfunded and no employee will have any interest in any particular asset of the Company by reason of any right to receive benefits under this Policy and any such employee will have only the rights of a general unsecured creditor of the Company with respect to any rights under this Policy.  This Policy will be governed by and enforced in accordance with the laws of the State of Connecticut, except to the extent such laws are preempted by Federal law, including ERISA.

7.Tax Provisions:

7.1All benefits provided under this Policy will be subject to any required Federal, state and local tax withholding and deductions.  This Policy and any severance benefits payable under it are intended to be exempt from or, if not exempt, to otherwise comply with Section 409A of the Internal Revenue Code of 1986, where applicable, and will be interpreted and applied in a manner consistent with that intention.  Notwithstanding any provision of this Policy to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A and payable on account of an employee’s “separation from service” (as defined in Section 409A and the related regulations), such payment will be delayed for a period of six months after the employee’s separation date (or if earlier within thirty (30) days of the employee’s date of death following the date of such separation) if the employee is a “specified employee” (as defined in Section 409A and the related regulations) of the Company, as determined in accordance with the regulations issued under Section 409A and the procedures established by the Company. Notwithstanding the foregoing, this provision will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A1(b)(4), (ii) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A.  Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of a payment of amounts or benefits under the Policy upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of this Policy, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service.  For purposes of Section 409A of the Code, each payment made under this Policy will be designated as a “separate payment” within the meaning of the Section 409A.

8.Administration:

8.1The Administrator will be empowered to construe and interpret the provisions of the Policy and to perform and exercise all of the duties and powers granted to it under the terms of the Policy, including the determination of benefits payable hereunder.  The Administrator may adopt such rules and regulations for the administration of the Policy as are consistent with the terms hereof.  All interpretations and decisions made (both as to law and fact) and other action taken by the Administrator with respect to the Policy will be conclusive and binding upon all parties having or claiming to have an interest under the Policy.  Not in limitation of the foregoing, the Administrator will have sole discretion and authority to decide any factual or interpretative issues that may arise in connection with its administration of the Policy (including without limitation any determination as to claims for benefits hereunder), and the Administrator’s exercise of such authority shall be conclusive and binding on all affected parties.  Notwithstanding the foregoing, for purposes of ERISA, the Administrator will be the “named fiduciary” of the Policy.

9.Claims and Review:

9.1All inquiries and claims respecting the Policy must be made in writing and directed to the Administrator, or the Administrator’s designee.

a.In the case of a claim respecting a benefit, a written determination allowing or denying the claim shall be furnished to the claimant within forty-five (45) days following receipt of the claim.  A denial or partial denial of a claim shall be dated (the “Determination Date”) and signed by WWE and shall clearly set forth the following information:

(i)the specific reason or reasons for the denial;

(ii)a specific reference to pertinent Policy provisions on which the denial is based;

(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)an explanation of the claim review procedure.

If no written determination is furnished to the claimant within forty-five (45) days after receipt of the claim, then the claim shall be deemed denied and the forty-fifth (45th) day after such receipt shall be the Determination Date.

b.A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Administrator within sixty (60) days after the Determination Date.  The Administrator shall then appoint one or more persons who shall conduct a full and fair review.  As part of such review, the claimant shall have the right:

(i)to be represented by a spokesman;

(ii)to present a written statement of facts and of the claimant’s interpretation of any pertinent document, statute or regulation; and

(iii)to receive a written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific reference to pertinent Policy provisions on which the decision is based.

9.2A decision shall be rendered no more than thirty (30) days after the request for review, except that such period may be extended for an additional thirty (30) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension.  The Administrator may appoint any person or persons, whether or not connected with the Company, to review a claim.  All applicable governmental regulations regarding claims and review shall be observed by the Company in connection with its administration of this Policy.

10.Statement of ERISA Rights

10.1Employees are entitled to certain rights and protections under ERISA.  ERISA provides that all employees eligible to participate under the Policy shall be entitled to:

1.Examine, without charge, at the Company’s corporate office, all documents relating to this Policy, including this document.

2.Obtain copies of these documents and other Policy information upon written request to the Company.  The Company may make a reasonable charge for the copies.

10.2In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of this Policy.  The people who operate the Policy, called “fiduciaries,” have a duty to do so prudently and in the interest of eligible employees.

10.3Neither the Company nor any other person may discriminate against an employee in any way to prevent him or her from obtaining benefits or exercising his or her rights under ERISA.

10.4If a claim for benefits is denied in whole or in part, an eligible employee must receive a written explanation of the reason for the denial.  The employee has the right to have the Company review and reconsider the employee’s claim.

10.5Under ERISA, there are steps an eligible employee can take to enforce the above rights.  For instance, if an eligible employee requests materials from the Company and does not receive them within 30 days, the employee may file suit in a Federal Court.  In such a case, the Court may require the Company to provide the materials and pay up to $110 a day until they are received, unless they were not sent because of reasons beyond the Company’s control.  If an eligible employee has a claim for benefits which is denied or not processed, in whole or in part, the employee may file suit in a State or Federal Court.  If it should happen that the Policy’s fiduciaries misuse the Policy’s assets (if any), or an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a Federal Court.  The Court will decide who should pay the court costs and legal fees.  If the employee is successful, the Court may order the person who was sued to pay these costs and fees.  If the employee loses, the Court may order the employee to pay these costs and fees if, for example, it finds the employee did not have sufficient grounds for a claim.

10.6If an employee has any questions about this Statement or about his or her rights under ERISA, the employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or at 200 Constitution Avenue, N.W., Washington, D.C. 20210.  An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Plan Information

a.	Plan Name:	WWE, Inc. Severance Policy
b.	Plan Sponsor:	WWE, Inc. 1241 East Main Street Stamford, CT 06902 (203) 352-8600
c.	EIN:	04-2693383
d.	Plan Administrator:	General Counsel WWE, Inc. 1241 East Main Street Stamford, CT 06902 (203) 352-8600
e.	Plan Type:	Employee welfare benefit plan
f.	Agent for Legal Process	Plan Administrator and Plan Sponsor
g.	Plan Number:	Two (2)
h.	Plan Year End:	December 31

i.             The Policy is not covered by the Pension Benefit Guaranty Corporation

Schedule A:

WWE Studios, Inc.